Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated June 11, 1999)                   Registration No. 333-78909

                                 $850,000,000

                             Citrix Systems, Inc.

           Zero Coupon Convertible Subordinated Debentures Due 2019

                             --------------------

     This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares our common stock, $.001 par value per share, issuable upon the conversion of the debentures.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999. The terms of the debentures are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below.


                              Principal Amount
                              at Maturity of
                              Debentures                             Number of
                              Beneficially            Percentage of  Conversion
                              Owned That               Debentures    Shares That
          Name                May Be Sold             Outstanding    May Be Sold
          ----                -----------             -----------    -----------
Highbridge International LLC  $19,800,000                2.33%         139,205

Allstate Insurance Company    $ 6,500,000                0.76%          45,698

Delta Airlines Master Trust   $ 5,005,000                0.59%          35,188

State Employees' Retirement   $ 4,230,000                0.50%          29,739
  Fund of the State of
  Delaware

Chrysler Corporation Master   $12,005,000                1.41%          84,402
  Retirement Trust

Raytheon Company Master       $ 6,185,000                0.73%          43,484
  Pension Trust

Motion Picture Industry       $ 1,440,000                0.17%          10,124
  Health Plan--Active
  Member Fund

Motion Picture Industry       $   720,000                0.08%           5,062
  Health Plan--Retiree
  Member Fund

Chase Manhattan NA as         $18,865,000                2.22%         132,632
  Trustee for IBM
  Retirement Plan dated
  12/18/45

Bankers Trust as Trustee      $12,470,000                1.47%          87,671
  for Chrysler Corp.
  Emp. #1 Pension Plan
  dated 4/1/89

State Street Bank as          $ 6,615,000                0.78%          46,507
  Custodian for GE
  Pension Trust

Franklin & Marshall           $   960,000                0.11%           6,749
  College

Penn Treaty Network           $   840,000                0.10%           5,905
  America Insurance Co.

Ritchie Capital               $ 5,000,000                0.59%          35,153
  Investments Ltd.

RAM Capital LLC               $ 5,000,000                0.59%          35,153

Any other holder of          $370,705,000               43.61%       2,606,298
  Debentures or future
  transferee from any
  such holder

                             --------------------

           The date of this prospectus supplement is June 25, 1999.